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                                                                    EXHIBIT 99.1
                                      UICI

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                                              Contact:   Matthew R. Cassell
                                                         Vice President and CFO
                                                         UICI
NEWS RELEASE                                             4001 McEwen, Suite 200
                                                         Dallas, Texas 75244
                                                         Phone: (972) 392-6700

(For Immediate Release)

UICI ANNOUNCES THE ACQUISITION OF STAR HUMAN RESOURCES GROUP, INC. AND STAR ADMINISTRATIVE SERVICES, INC.

UICI AND STAR TO ADDRESS THE BENEFIT NEEDS OF ENTRY LEVEL, HIGH TURNOVER, HOURLY EMPLOYEES

DALLAS, TX, March 4, 2002----UICI (NYSE: UCI) today announced that on February 28 it completed the acquisition of STAR Human Resources Group, Inc. and STAR Administrative Services, Inc. (collectively "STAR"), a Phoenix, Arizona based business specializing in the marketing and administration of limited benefit plans for entry level, high turnover, hourly employees.

         Founded in 1989 by Charles A Shoumaker, STAR provides affordable healthcare coverage to approximately 180,000 hourly employees throughout the United States. STAR serves over 550 corporate clients, including 28 employers included among Fortune 500 companies. STAR employs 280 people to service the needs of its insured and employer clients.

         Effective March 1, 2002, health insurance policies offered under the STAR program will be issued by The MEGA Life and Health Insurance Company, a wholly-owned subsidiary of UICI, and Timothy L. Cook, the former Executive Vice President of STAR, will become the President of MEGA's newly created STAR Division.

          UICI acquired STAR for an initial cash purchase price of $25.0 million, plus additional contingent consideration based on the future performance of STAR over the period ending May 31, 2003. The contingent consideration will be in an amount not to exceed $15.0 million and will be payable by delivery of UICI's 6.0% convertible subordinated notes due March 1, 2012.UICI currently believes that the operations of its newly created STAR Division will be moderately accretive ($0.03 - $0.04 per fully diluted share) to UICI's 2002 earnings.

         "I am pleased that UICI intends to carry on my vision and commitment to provide affordable limited benefit healthcare to hourly employees who have been priced out of the traditional health insurance market," said Charles Shoumaker, STAR's founder and majority

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shareholder. "UICI's financial strength, health insurance expertise in the self-employed and student markets, and willingness to continue investing in the marketplace made UICI a natural purchaser of the business."

         "Charlie Shoumaker, Tim Cook and the STAR team have built the premier limited benefit medical plan business in the country," said UICI President and CEO Gregory T. Mutz. "STAR's ability to design, market and administer their portfolio of products made them a natural fit for UICI's niche market approach to delivering affordable healthcare insurance coverage to those who need it."

ABOUT UICI:

UICI, headquartered in Dallas, Texas, offers insurance (primarily health and life) and selected financial services to niche consumer and institutional markets. UICI's insurance subsidiaries provide health insurance and related insurance products, which are distributed primarily through the Company's dedicated agency field forces, UGA-Association Field Services and Cornerstone Marketing of America; through its Student Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve; UICI provides financial services and products for college undergraduates and graduate students, including providing federally-guaranteed student loans, through Academic Management Services Corp.; and UICI manages blocks of life insurance and life insurance products to select markets through its OKC Division. UICI also holds a 47% interest in Healthaxis, Inc., a leader in providing fully integrated end-to-end web-enabled solutions for health insurance distribution and administration.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company's products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities.

The Company's future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company's ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the
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Company's financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company's ability to negotiate favorable rates. Recently, large physician practice management companies have experienced extreme financial difficulties, including bankruptcy, which may subject the Company to increased credit risk related to provider groups and cause the Company to incur duplicative claims expense. In addition, the Company faces competitive pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company's financial condition or results of operations.

The Company's Academic Management Services Corp. business could be adversely affected by changes in the Higher Education Act or other relevant federal or state laws, rules and regulations and the programs implemented thereunder may adversely impact the education credit market. In addition, existing legislation and future measures by the federal government may adversely affect the amount and nature of federal financial assistance available with respect to loans made through the U.S. Department of Education. Finally the level of competition currently in existence in the secondary market for loans made under the Federal Loan Programs could be reduced, resulting in fewer potential buyers of the Federal Loans and lower prices available in the secondary market for those loans.

UICI press releases and other company information are available at UICI's website located at www.uici.net.